EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 on Form S-3 to Form SB-2 Registration Statement (File No. 333-121738) (Form S-3) and related Prospectus of Dyadic International, Inc. for the registration of 28,369,878 shares of its common stock and to the incorporation by reference therein of our report dated April 14, 2005, with respect to the consolidated financial statements of Dyadic International, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Ernst and Young LLP
Certified Public Accountants
West Palm Beach, Florida
July 22, 2005